   Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To: Drinks Americas Holdings, Ltd., and Affiliates, (“the Company”)

We consent to the reference to our firm under the caption “Experts” in this Registration Statement on Form S-1 filed with the Securities and Exchange Commission (“the SEC”) on May 14, 2010 to offer securities consisting of 62,490,911 shares of common stock of the Company and to the incorporation by reference therein of our report dated August 13, 2009 with respect to the Company’s consolidated balance sheets as of April 30, 2009 and 2008 and the related consolidated statements of operations, changes in shareholders' equity, and cash flows for the years then ended included in its Annual Report, Form 10-K, filed with the SEC on August 13, 2009.

/s/ Bernstein & Pinchuk LLP

New York, New York
May 14, 2010